[AEW LETTERHEAD]

August 31, 2000


Peter S. Voss

Chairman of the Board and Chief Executive Officer
Nvest Companies Trust I
399 Boylston Street

Boston, Massachusetts 02116

         Re:  Subscription for Shares

Dear Mr. Voss,

AEW Capital Management, L.P. ("AEW"), in consideration of the formation of Nvest Companies Trust I (the "Trust") and its initial series, the AEW Real Estate Securities Fund (the "Fund"), hereby subscribes to 10,000 shares of beneficial interest, without par value, of the Fund (the "Shares") and agrees to pay $100,000 for the Shares ($10.00 each).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended. The payment of this subscription will be in cash and may be made in such increments and in such classes of shares of the Fund as AEW deems appropriate.

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving any public offering; and
(iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Peter S. Voss
Page 2
August 31, 2000

This letter is intended to take effect as an instrument under seal, shall be construed under the Laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

Please indicate your agreement and acceptance of this subscription by signing below.

AEW CAPITAL MANAGEMENT, L.P.


By: /s/ JAMES J. FINNEGAN
    -----------------------
        James J. Finnegan
        General Counsel

Accepted and Agreed to on August 31, 2000

NVEST COMPANIES TRUST I
on behalf of the AEW Real Estate Securities Fund


By: /s/ PETER S. VOSS
    -----------------------
        Peter S. Voss
        Chairman of the Board and Chief Executive Officer